Resources Connection, Inc. Announces Quarterly Dividend and Dividend Payment Date

IRVINE, California, October 21, 2024 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that the Board of Directors has approved a cash dividend of $0.14 per share, payable on December 16, 2024 to all stockholders of record on November 15, 2024.

ABOUT RGP
RGP is a professional services firm that powers the operational needs and change initiatives of its client base utilizing a combination of three distinct engagement brands:

•On-Demand by RGPTM: Our on-demand talent solutions, providing businesses with a go-to source for bringing in experts when they need them;
•Veracity by RGPTM: Our consulting arm, driving transformation across people, processes & technology; and
•Countsy by RGPTM: Our outsourced services for accounting, human resources and equity, helping startups, scaleups and spinouts focus on their growth.

Regardless of engagement model, we Dare to Work Differently® by leveraging human connection and collaboration to deliver practical solutions and impactful results. We offer a more effective way to work that favors flexibility and agility as businesses confront change and transformation pressures amid skilled labor shortages.

Based in Irvine, CA with offices worldwide, we annually engage with over 1,700 clients around the world from 43 physical practice offices, multiple virtual offices and approximately 3,300 professionals. RGP is proud to have served 88% of the Fortune 100 as of August 2024 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2024, America’s Best Midsize Employers 2024, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com